================================================================================


                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        POTOMAC ELECTRIC POWER COMPANY
                (Name of Registrant as Specified In Its Charter)


                        POTOMAC ELECTRIC POWER COMPANY
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
---------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

              [POTOMAC ELECTRIC POWER COMPANY LOGO APPEARS HERE]


                        POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N. W.

                            WASHINGTON, D. C. 20068

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------

                                                                 March 22, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Wednesday, April 24, 1996, at the Omni Shoreham Hotel, 2500 Calvert Street, N. W., Washington, D.
C. for the following purposes:

 1.  To elect four directors to serve for three years;

 2. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting; and

 3. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Tuesday, March 5, 1996, will be entitled to vote on each of the above matters.


                                      By order of the Board of Directors,


                                         WILLIAM T. TORGERSON
                                              Secretary

                                 ------------

                                   IMPORTANT

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.

  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                        ------------------------------

                        POTOMAC ELECTRIC POWER COMPANY
                        ------------------------------

                                                                 March 22, 1996

  This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N.W., Washington, D.C. 20068, to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Wednesday, April 24, 1996, at the Omni Shoreham Hotel, 2500 Calvert Street, N.W., Washington, D.C., and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received prior to closing of the polls during the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and shareholders who are present at the meeting may revoke their proxies and vote in person.

  At the close of business on Tuesday, March 5, 1996, the Company had outstanding 118,495,235 shares of common stock of the par value of $1 per share (the "Common Stock"), and the then holders of record thereof will be entitled to one vote for each share so held by them on each of the matters to be considered at the meeting.

  The Annual Report to Shareholders for the fiscal year ended December 31, 1995, including financial statements, was mailed on or about March 1, 1996 to all shareholders. Such Report is not a part of the proxy soliciting material. This proxy statement and the form of proxy are first being mailed to shareholders on or about March 22, 1996.


                           1. ELECTION OF DIRECTORS

  At the meeting, four directors are to be elected to hold office until the earlier of (a) the expiration of a three-year term, and until their respective successors shall have been elected and qualified, or (b) the effective date of the proposed merger of the Company and Baltimore Gas and Electric Company. Twelve directors constitute the entire Board of Directors.

  It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named below, unless such authority is withheld. The Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. Nominees receiving the greatest number of votes shall be elected.

                      NOMINEES FOR ELECTION AS DIRECTORS

                           FOR TERM EXPIRING IN 1999


                        ROGER R. BLUNT, SR., age 65, is Chairman of the Board,
                        President and Chief Executive Officer of Blunt
                        Enterprises, Inc. (general contracting and
                        construction management), a Washington-based holding
                        company, that includes Essex Construction Corporation,
                        of which he is Chairman of the Board and Chief
 [PHOTO APPEARS HERE]   Executive Officer, and Tyroc Construction Corporation,
                        of which he is Chairman of the Board and Chief
                        Executive Officer. Mr. Blunt has been a director of the Company since 1984 and is Chairman of the Audit
                        Committee and a member of the Executive Committee and Nominating Committee. He owns 328 shares of the Common
                        Stock of the Company.

                        A. JAMES CLARK, age 68, is Chairman of the Board and
                        President of Clark Enterprises, Inc., a holding
                        company based in Bethesda, Maryland that includes The
                        Clark Construction Group, Inc. (formerly The George
                        Hyman Construction Company and OMNI Construction
                        Group, Inc.). He serves as Chairman of the Executive
                        Committee for The Clark Construction Group. He has
                        been a director of PEPCO since 1977 and is Chairman of
                        the Human Resources Committee and a member of the
 [PHOTO APPEARS HERE]   Chairman's Advisory Committee and Finance Committee.
                        Mr. Clark is a director of Carr Realty Corporation and Lockheed Martin Corporation. Mr. Clark owns 7,514 shares of the Common Stock of the Company. Clark
                        Enterprises, Inc., of which he is the major owner, owns 84,055 shares of the Common Stock of the Company.
                        Mr. Clark has sole voting and investment power with respect to the shares held by that company.

                        ANN D. MCLAUGHLIN, age 54, is former United States
                        Secretary of Labor. She was President of the Federal
                        City Council from 1990 until 1995. She has served as
                        Vice Chairman of The Aspen Institute since 1993 and
                        was President and Chief Executive Officer of the New
                        American Schools Development Corporation from July
                        1992 to 1993. She is a member of the Board of Trustees
                        of The Urban Institute, Washington, D.C. She has been
 [PHOTO APPEARS HERE]   a director of the Company since January 1991, and is
                        Chairman of the Nominating Committee and a member of the Human Resources Committee. Ms. McLaughlin is a director of AMR Corporation/American Airlines, Inc.,
                        General Motors Corporation, Harman International
                        Industries, Inc., Host Marriott Corporation, Kellogg
                        Company, Nordstrom, Inc., Sedgwick Group plc, Union
                        Camp Corporation and Vulcan Materials Company. She owns 477 shares of the Common Stock of the Company.


                        A. THOMAS YOUNG, age 57, is retired Executive Vice
                        President of Lockheed Martin Corporation. From 1990-
                        1995, he was President and Chief Operating Officer of
                        Martin Marietta Corporation. He is a director of The
                        B.F. Goodrich Company, Cooper Industries, Inc., The
 [PHOTO APPEARS HERE]   Dial Corp., Memotec Communications, Inc. and Science
                        Applications International Corporation. Mr. Young has been a director of the Company since 1995 and is a member of the Audit Committee, Chairman's Advisory
                        Committee and the Finance Committee. He owns 1,000 shares of the Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1997


                        RICHARD E. MARRIOTT, age 57, since October 1993, has
                        been Chairman of the Board of Host Marriott
                        Corporation, a company based in Bethesda, Maryland,
                        which owns lodging properties throughout the world.
                        From 1986 to October 1993 he served as Vice Chairman
                        and Executive Vice President of the Marriott
 [PHOTO APPEARS HERE]   Corporation, a hotel and hospitality company. Mr.
                        Marriott has been a director of the Company since 1993 and is a member of the Human Resources Committee and the Nominating Committee. Mr. Marriott is a director of Marriott International and Host Marriott Services
                        Corporation. He owns 100 shares of the Common Stock of the Company.

                        DAVID O. MAXWELL, age 65, is retired Chairman of the
                        Board and Chief Executive Officer of the Federal
                        National Mortgage Association, a position he held from
                        1981-1991. Mr. Maxwell has been a director of the
 [PHOTO APPEARS HERE]   Company since 1993 and is a member of the Audit
                        Committee and the Human Resources Committee. He is a director of Financial Security Assurance Holdings
                        Ltd., Hechinger Company, Salomon Inc and SunAmerica
                        Inc. He owns 500 shares of the Common Stock of the Company.

                        FLORETTA D. MCKENZIE, age 60, was the founder in 1987
                        and is the President of The McKenzie Group (educa-
                        tional consulting firm). Dr. McKenzie has been a di-
 [PHOTO APPEARS HERE]   rector of the Company since 1988 and is a member of
                        the Audit Committee and the Executive Committee. Dr.
                        McKenzie is adirector of Marriott International. She owns 591 shares of the Common Stock of the Company.

                        EDWARD F. MITCHELL, age 64, has been Chairman of the
                        Board of the Company since December 1992. He has been
                        Chief Executive Officer since September 1989. From
 [PHOTO APPEARS HERE]   1983 to December 1992, he served as President of the
                        Company. He has been a director of the Company since
                        1980, and is Chairman of the Executive Committee. He owns 50,617 shares of the Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1998


                        H. LOWELL DAVIS, age 63, has been Vice Chairman and
                        Chief Financial Officer of the Company since 1983. He
 [PHOTO APPEARS HERE]   has been a director of the Company since 1973 and is a
                        member of the Executive Committee. Mr. Davis is a director of AVEMCO Corporation. He owns 57,387 shares of the Common Stock of the Company.


                        JOHN M. DERRICK, JR., age 56, has been President of
                        the Company since December 1992. He has been Chief
                        Operating Officer since 1989. From 1989 to December
 [PHOTO APPEARS HERE]   1992 he served as Executive Vice President of the
                        Company. Mr. Derrick has been a director of the Company since 1994 and is a member of the Executive
                        Committee. He owns 17,462 shares of the Common Stock of the Company.

                        PETER F. O'MALLEY, age 57, is Of Counsel to O'Malley,
                        Miles, Nylen & Gilmore, P.A., a law firm in Calverton,
                        Maryland. He has served as Of Counsel since 1989. He
                        has been a director of the Company since 1982 and is
 [PHOTO APPEARS HERE]   Chairman of the Finance Committee and a member of the
                        Chairman's Advisory Committee and the Human Resources
                        Committee. Mr. O'Malley is a director of Giant Food
                        Inc. and Legg Mason, Inc. He owns 1,828 shares of the
                        Common Stock of the Company.

                        LOUIS A. SIMPSON, age 59, has been President and Chief
                        Executive Officer of Capital Operations (investments),
                        GEICO Corporation, Washington, D.C. since May 1993.
                        From 1985 to May 1993 he served as Vice Chairman of
                        GEICO Corporation. He has been a director of the Com-
 [PHOTO APPEARS HERE]   pany since December 1990, and is a member of the Audit
                        Committee, Chairman's Advisory Committee and Finance
                        Committee. Mr. Simpson is a director of Cohr, Inc.,
                        Pacific American Income Shares, Inc., Salomon Inc and
                        Thompson PBE. He owns 2,000 shares of the Common Stock of the Company.

  As of March 5, 1996, Mr. Dennis R. Wraase and Mr. William T. Torgerson, non-director officers, each of whom is listed in the Summary Compensation Table, owned 13,732 and 5,348 shares, respectively, and all directors, nominees, and executive officers as a group, owned 344,410 shares of the Common Stock of the Company, representing less than 1% of the shares outstanding.

  The Board of Directors held eight meetings in 1995. The Company has standing Audit, Human Resources and Nominating Committees of the Board of Directors. The Company also has Executive, Finance and Chairman's Advisory Committees of the Board of Directors. Director McLaughlin attended fewer than 75% of the meetings of the Board and Board Committees of which she was a member.

  The Audit Committee, composed entirely of independent, non-employee directors, held four meetings in 1995. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Auditor the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Auditor the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

  The Nominating Committee, composed entirely of independent, non-employee directors, held one meeting in 1995. The Committee recommends to the Board candidates for nomination for election as directors. The Committee will consider nominees recommended by shareholders upon the receipt, no later than the deadline for receipt of shareholder proposals, of information concerning the name, business address, occupation, qualifications and share holdings of the proposed nominee.

  The Human Resources Committee, composed entirely of independent, non-employee directors, held five meetings in 1995. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession.

  Each of the Company's directors, except directors who are employees of the Company, is paid an annual retainer of $26,000, plus a fee of $1,000 for each Board and committee meeting attended. The Company has a Retirement Plan for Directors under which directors retiring at or after age 65 will receive, for life, or for lesser periods depending on the length of the director's non-employee board service, annual benefits equal to the retainer fee for directors in effect at the time of retirement, with limited death benefits to a surviving spouse. The Company also has a Stock Compensation Plan for the Board of Directors under which directors of the Company may elect to receive up to 100% of their retainers in shares of the Company's Common Stock and deferred compensation plans which permit directors to defer annual retainer and meeting fee payments.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                               ---------------------------------   LONG-TERM
NAME AND PRINCIPAL                                OTHER ANNUAL   INCENTIVE PLAN    ALL OTHER
POSITION                  YEAR  SALARY   BONUS   COMPENSATION/1/   PAYOUTS 2    COMPENSATION/3/
------------------        ---- -------- -------- --------------- -------------- ---------------
Edward F. Mitchell
Chairman of the Board     1995 $560,000 $206,599     $96,100        $136,201        $56,479
and                       1994  553,333        0      79,716          95,568         58,800
 Chief Executive Officer  1993  540,000  218,700      66,131               0         53,153
H. Lowell Davis
Vice Chairman and         1995 $412,000 $151,998     $61,110        $103,650        $40,388
  Chief Financial Offi-   1994  408,000        0      56,192          72,710         44,354
cer                       1993  400,000  162,000      49,927               0         44,227
John M. Derrick, Jr.      1995 $350,000 $190,612     $10,423        $ 59,236        $37,111
President                 1994  333,333        0       9,970          41,546         37,674
                          1993  300,000  121,500       9,312               0         32,354
Dennis R. Wraase          1995 $203,000 $130,642     $ 2,972        $ 38,627        $24,455
Senior Vice President     1994  190,667   26,693       3,004          27,085         24,609
                          1993  186,000   73,238       2,945               0         24,947
William T. Torgerson      1995 $197,667 $123,263     $ 2,572        $      0        $22,703
Senior Vice President,    1994  187,000   23,375       2,536               0         22,464
 General Counsel and      1993  183,000   54,900       2,470               0         22,530
 Secretary

--------------------
/1/Other Annual Compensation

  Amounts in this column represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased the policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

/2/Long-Term Incentive Plan Payouts

  Amounts in this column represent the value of the vested long-term restricted stock granted under the terms of the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle ended December 31, 1993. Under the terms of the plan, restricted stock awards made in 1994 for the performance cycle ended December 31, 1993 vested in two equal installments, January 1, 1995 and January 1, 1996. The number of shares vesting on each of these dates was 5,201 for Mr. Mitchell, 3,958 for Mr. Davis, 2,262 for Mr. Derrick and 1,475 for Mr. Wraase. Amounts shown above for 1995 and 1994 reflect the value of the shares which vested January 1, 1996 and January 1, 1995, respectively, based on the average of the high and low stock price on the New York Stock Exchange on December 29, 1995 and December 30, 1994, respectively.

/3/All Other Compensation

  Amounts in this column consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,000 for Messrs. Mitchell, Davis, Derrick, Wraase and Torgerson, respectively, for 1995, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $14,670, $6,228, $7,110, $2,151 and $2,145 for Messrs. Mitchell, Davis,
Derrick, Wraase and Torgerson, respectively, for 1995, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $6,888, $4,156, $1,618, $830 and $844 for Messrs. Mitchell, Davis, Derrick, Wraase and Torgerson, respectively, for 1995, and (iv) the interest on employer paid premiums for split-dollar life insurance of $27,921, $23,004, $21,383, $14,474 and $12,714 for Messrs. Mitchell, Davis, Derrick, Wraase and Torgerson, respectively, for 1995. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                             PERFORMANCE OR
                              OTHER PERIOD
                                  UNTIL                       THRESHOLD
                              MATURATION OR      MINIMUM      NUMBER OF     MAXIMUM
    NAME                         PAYOUT      NUMBER OF SHARES  SHARES   NUMBER OF SHARES
    ----                     --------------- ---------------- --------- ----------------
    Edward F. Mitchell...... January 1, 1999         0          1,523        11,429
                             January 1, 2000         0          1,523        11,428
    H. Lowell Davis......... January 1, 1999         0          1,121         8,408
                             January 1, 2000         0          1,121         8,408
    John M. Derrick, Jr..... January 1, 1999         0            952         7,143
                             January 1, 2000         0            952         7,143
    Dennis R. Wraase........ January 1, 1999         0            420         3,151
                             January 1, 2000         0            420         3,151
    William T. Torgerson.... January 1, 1999         0            411         3,086
                             January 1, 2000         0            411         3,085

  The above table reflects the share awards available under the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle beginning January 1, 1995. The Plan provides for the award of restricted stock based on comparisons of Company performance to the Salomon Brothers Electric Utilities index. The awards are based on total return to shareholders over the three-year performance cycle and market-to-book ratios for the same periods. Each of these two performance measures is given equal weight. For a participant to receive the maximum award, the Company's total return to shareholders and market-to-book ratio each must be in the top five of all companies included in the Salomon Brothers Electric Utilities index. Generally, the Company results must be above the median of the companies contained in the index for a participant to receive any award. Actual grants, if any, will not be determined until the end of the performance cycle and shares earned based on performance will vest in two equal installments on January 1 of each of the two years commencing one year after the end of the performance cycle. No dividends are paid on awards until actual grants are made. Total shares granted will reflect reinvested dividends during the performance cycle.

                              PENSION PLAN TABLE

                                        ANNUAL RETIREMENT BENEFITS
                           -----------------------------------------------------
  AVERAGE ANNUAL SALARY                        YEARS IN PLAN
   IN FINAL THREE YEARS    -----------------------------------------------------
      OF EMPLOYMENT           15       20       25       30       35       40
  ---------------------    -------- -------- -------- -------- -------- --------
$150,000.................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
$250,000.................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
$350,000.................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
$450,000.................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
$550,000.................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
$650,000.................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000
$750,000.................. $197,000 $263,000 $328,000 $394,000 $459,000 $525,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years in the Plan at the time of retirement. Normal retirement age under the Plan is 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such reductions occur, the Company will pay (as an operating expense) a retirement supplement to eligible executives designed to maintain total retirement benefits at a formula level of the Plan. In order to attract and retain executives, the Company provides supplemental retirement benefits for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, which increases the average salary by the average of the highest three annual incentive awards out of the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits for the above-named officers are as follows: Mr. Mitchell, 64 and 39 years of credit, $736,572; Mr. Davis, 63 and 38 years of credit, $544,333; Mr. Derrick, 56 and 34 years of credit, $449,870; Mr. Wraase, 51 and 26 years of credit, $262,044; and Mr. Torgerson, 51 and 26 years of credit, $247,589. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

                             EMPLOYMENT AGREEMENTS

  An employment agreement dated April 26, 1995 and amended September 22, 1995, between the Company and Mr. Mitchell provides for his continued employment as Chief Executive Officer of the Company until the later of January 1, 1997 or the effective date of the proposed merger with Baltimore Gas and Electric Company at an annual salary determined by the Board of Directors. The agreement provides for a supplemental retirement benefit payable to Mr. Mitchell (or his surviving spouse) for a period of not less than ten years in an amount equal to the excess of 65% of his final average annual compensation (based upon salary paid or deferred during his final 12 months of employment and the target annual award during his last year of employment) over the benefits to which he is entitled under the Company's General Retirement Plan. The employment agreement also provides for certain additional spouse benefits, and for the provision by the Company of supplemental life insurance for Mr. Mitchell following his retirement. If the proposed merger with Baltimore Gas and Electric Company is completed, Mr. Mitchell's employment agreement will be superseded by an employment agreement that he has entered into with Constellation Energy Corporation.


  Effective August 1, 1995, the Company has entered into an agreement with Mr. Davis pursuant to which he will continue to be employed as Vice Chairman of the Company through April 30, 1997. He will serve on a full-time basis through April 30, 1996 and after that date through April 30, 1997, he will continue to be available to perform requested services on behalf of the Company and will continue to serve as a director of the Company. During the term of the agreement, Mr. Davis will be paid at an annual rate which will be no less than his base salary in effect on August 1, 1995. Upon termination for any reason, either on or before May 1, 1997, Mr. Davis will be entitled to amounts due him under the Company's General Retirement Plan, the Supplemental Benefit Plan, the Executive Performance Supplemental Retirement Plan, and the Supplemental Executive Retirement Plan.


  Effective August 1, 1995, the Company has entered into employment agreements with Messrs. Derrick, Torgerson and Wraase which provide for each executive's employment through August 1, 2000, and automatically extend for successive periods of five years thereafter unless the Company or the executive has given one year's prior notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual base salary in an amount not less than his salary in effect as of August 1, 1995, and incentive compensation as determined by the Company's Board and (ii) will be entitled to participate in retirement and other benefit plans, and receive fringe benefits, on the same basis as other senior executives of the Company.

  Under each of the employment agreements with Messrs. Derrick, Torgerson and Wraase, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement, other benefit plans and fringe benefits provided to other similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C., or he is demoted from a senior management position. These benefits include a lump sum payment in cash equal to the sum of (i) the greater of (A) the present value of the executive's annual base salary (the highest base salary in effect during the three-year period preceding termination) and annual cash incentive awards (calculated based on the highest annual incentive target award during the three-year period preceding termination) through the remainder of the agreement (not to exceed three years) and (B) two times the executive's annual salary and target annual incentive award as in effect at the time of termination, (ii) the executive's annual cash incentive award for the year preceding termination of employment, if not yet paid, and (iii) a pro rata portion of the executive's annual cash incentive award for the year in which the executive's employment terminates. In addition, the executive will be entitled to receive certain supplemental retirement benefits under existing plans of the Company, the same benefits that a retiree who has attained age 55 and has completed 30 years of service would be entitled, and a continuation of premium payment under the Company's split dollar life insurance policy.

  If the proposed merger with Baltimore Gas and Electric Company is completed, Mr. Derrick's employment agreement will be superseded by an employment agreement that he has entered into with Constellation Energy Corporation, and Messrs. Torgerson and Wraase's employment agreements will be assumed by Constellation.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan approved by the shareholders effective July 1, 1986. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

OFFICER COMPENSATION PHILOSOPHY

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies in the Salomon Brothers Electric Utilities index. The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for officers consists of base salary, annual incentive and, for senior officers, long-term incentive components. The combination of these three elements balances short and long term business performance goals and aligns officer financial rewards with company operating results and shareholder return. Total compensation for any specific year may, of course, be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals.

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including annual earnings and relative industry ranking in total return to shareholders. Long-term incentive awards are in the form of shares of Company stock (Restricted shares) which are awarded at the end of each three year cycle based upon meeting pre-established goals based on relative shareholder return. Restricted shares, if any, awarded under the long-term incentive program will vest on the basis of continued service (with provision for immediate vesting in the event of death, disability or retirement). The officer compensation program is structured so that between 36 and 48 percent of the total compensation opportunity is composed of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision limiting the deductibility of certain executive compensation. For 1995, all compensation earned by the Company's five highest paid officers was completely deductible. In the future the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

OFFICER SALARIES

  The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Salomon Brothers Electric Utilities index. During 1993, consistent with a company-wide salary and wage freeze, the Company's officers did not receive a salary increase (with the exception of Mr. Derrick, who received an increase in connection with his election as President in December 1992). Following no salary increase in 1993, the Chief Executive Officer received a 3.7% base salary increase effective May 1, 1994, and no salary increase in 1995. (In the case of Messrs. Mitchell, Davis and Derrick the increases from 1994 salaries shown for the year 1995 in the accompanying Summary Compensation Table result from annualization of increases which became effective May 1, 1994).

EXECUTIVE INCENTIVE COMPENSATION PLAN

  In 1983, the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. Under the plan guidelines, awards for the Chairman, Vice Chairman and President are based upon the Company's progress in achieving plan goals; awards for other officers are based on a combination of corporate goals and individual goals established at the beginning of the year. For awards paid in January 1996 for performance during 1995, the equally weighted corporate goals were (1) earnings relative to corporate plan, (2) total return to shareholders in comparison with the Salomon Brothers Electric Utilities index, and (3) achieving corporate goals for operating and capital cost containment, customer service, and demand side management.

  Application of the plan formula for executives subject to utility earnings goals resulted in an incentive award level of 135% of the target award level (compared to a maximum award level of 180% of the target); based upon (1) utility earnings (which exceeded threshold plan award levels), (2) total return to shareholders (1995 total shareholder return of 51.9% was fourth highest among the 64 index companies), and (3) specific corporate goals (three out of four goals achieved). The Committee increased the incentive award level to 155% of target award level in recognition of the Company's high 1995 ranking in total return to shareholders. (For 1994 awards, paid in early 1995, the Committee reduced the award level determined pursuant to the formula by 20% in view of the

Company's low rank in total return to shareholders--fifth lowest among the index companies--and no 1994 incentive awards were made to the Chief Executive Officer, Vice Chairman and President).

  Under the plan guidelines, the 1995 corporate earnings goals for the Chief Executive Officer were based upon consolidated earnings (rather than utility earnings), with no award recognition for 1995 consolidated earnings, and the award paid to the Chief Executive Officer in January 1996 was based upon 105% of target award level. (The incentive award for the Vice Chairman also was based upon 105% of target award level.)

LONG-TERM INCENTIVE PLAN

  In 1991, the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan approved by the Company's shareholders effective July 1, 1986. The initial three-year performance period covered the period from 1991 through 1993. At the start of the cycle, each participant became eligible for the award of Performance Shares, with the maximum amounts based upon the participant's salary and the price of Company stock at that date. As previously reported, the initial award under the Long-Term Incentive Plan was made in February 1994. The number of shares actually earned was based on the performance measured over the three-year period ended December 31, 1993. Pursuant to the plan formula, the Chief Executive Officer was awarded 10,402 shares, or 62% of the total award potential of 16,778 fixed at the beginning of the cycle. Under the plan, 50% of the shares earned for the 1991-1993 period vested on January 1, 1995, and, as reported at page 6 herein, in the Long-Term Incentive Plan Payouts column of the Summary Compensation Table, the remaining 50% of these shares vested January 1, 1996. (These restricted stock awards are shares of Common Stock subject to limitations on their sale, transfer or pledge until the expiration of the restriction period determined by the Committee at the time of grant).

  The second performance cycle under the Executive Restricted Stock Performance Award Program covered the three year period 1993 through 1995. The maximum shares available for award were determined at the beginning of the cycle, based upon the year-end 1992 market price of Company stock and each participant's salary at that date, and provision was made for increasing such maximum available shares by the addition of shares for the reinvestment of dividends on Company stock. In January 1996 the Performance Cycle 2 award formula was applied and awards were made to eligible participants. Pursuant to the formula, shares awarded were based upon two equally weighted measures of the Company's relative ranking among the companies comprising the Salomon Brothers Electric Utilities index over the three year cycle: (1) total shareholder return and (2) market-to-book ratio. For the three year cycle, the total shareholder return for the Company ranked 26 in shareholder return for the 64 companies comprising the index, resulting in 60% of the maximum award for this measure. For the three year cycle, the Company's average market-to-book ratio rank was in the lower half of the companies comprising the index, resulting in no award with respect to this measurement. As a result, pursuant to the plan formula, the Chief Executive Officer was awarded 6,263 shares, or 30% of his total award potential of 20,877 shares. Subject to the participants' continued employment, 50% of the shares earned for the 1993-1995 cycle will vest on January 1, 1997 and the remaining 50% will vest on January 1, 1998. As reported at page 7 herein, a performance cycle covering the years 1995 through 1997 was approved during 1995 with awards, if any, to be determined in the Spring of 1998.

                                         HUMAN RESOURCES COMMITTEE

                                         Mr. A. James Clark, Chairman
                                         Mr. Richard E. Marriott
                                         Mr. David O. Maxwell
                                         Ms. Ann D. McLaughlin
                                         Mr. Peter F. O'Malley

  The following chart compares PEPCO's five year cumulative total return to shareholders with the five year cumulative total return for the Salomon Brothers Electric Utilities index and the Dow Jones Utilities index.

                           PERFORMANCE PRESENTATION


                             [GRAPH APPEARS HERE]

---------------------------------------------------------------------------
                             1990    1991    1992    1993    1994    1995
---------------------------------------------------------------------------
PEPCO                        $100    $131    $133    $158    $118    $182
SALOMON BROTHERS ELECTRICS   $100    $128    $136    $152    $134    $177
DOW JONES UTILITIES          $100    $126    $128    $140    $118    $156
---------------------------------------------------------------------------


                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company appointed Price Waterhouse LLP as Independent Public Accountants for the Company for the year 1995 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1996. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                            2. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, who is the record holder of 100 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  "RESOLVED: That the shareholders of PEPCO recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  "REASONS: Until recently, directors of PEPCO were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 20,209,474 shares, representing 25% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 2 ON THE PROXY.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system, providing for the election of directors for three-year terms on a staggered basis rather than one-year terms, enhances the likelihood of continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, permits it to represent more effectively the interests of all shareholders.

  In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal.

                       RECEIPT OF SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company by November 22, 1996 for inclusion in the proxy material for next year's Annual Meeting.

              3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

  The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote it in accordance with their judgment on such matters.

                               ----------------

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company expects to reimburse persons holding stock in their names or in those of their nominees for their expenses in sending soliciting materials to their principals.



                                   [PRINTED ON RECYCLED PAPER LOGO APPEARS HERE]

--------------------------------------------------------------------------------

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20068

                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 24,1996            PROXY

[LOGO OF PEPCO APPEARS HERE]

The undersigned hereby appoints EDWARD F. MITCHELL, H. LOWELL DAVIS and JOHN M. DERRICK, JR., and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Wednesday, April 24, 1996 at 10 a.m. at the Omni Shoreham Hotel, 2500 Calvert Street, N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ITEM 1 AND AGAINST ITEM 2.

                      THIS PROXY IS SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF POTOMAC ELECTRIC POWER COMPANY

                           CONTINUED ON REVERSE SIDE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[LOGO OF PEPCO APPEARS HERE]
                                                                          PROXY
 ------------------------------------------------------------------------------
 1.ELECTION OF DIRECTORS   FOR all nominees listed     WITHHOLD AUTHORITY
                           below (except as marked     to vote for all
                           to the contrary below)[_]   nominees listed below[_]

   (TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH
    THE NOMINEE'S NAME IN THE LIST BELOW.)
   Four to serve for three years
    Roger R. Blunt, Sr.   A. James Clark    Ann D.McLaughlin    A. Thomas Young
 ------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"      FOR  AGAINST  ABSTAIN
  ITEM 2 BELOW

   2. Shareholder proposal relating to the election of
      Directors........................................   [_]    [_]      [_]


      -----



   Sign here
   as nameX ____________________________________ (L.S.)
   appears
   above  X ____________________________________ (L.S.)      Date _____ , 1996
  Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.
--------------------------------------------------------------------------------